PetLife: Holistic Pet Health is Next Big Trend in Veterinary Medicine

Apr 12, 2017

OTC Disclosure & News Service

PetLife Pharmaceuticals, Inc. (OTCQB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, released today an overview of the current state of holistic pet health practices in veterinary medicine.

As discussed in a recent report by the Company, a health-conscious society is creating the desire for holistic health options for both themselves and their pets. According to the National Center for Health Statistics, Americans spent approximately $30.2 billion in 2012 on holistic health approaches for themselves and their family. With pets increasingly being referred to as members of the family, this demonstrates a trend that will soon impact the pet healthcare industry.

“Over the years, the paradigm shift in veterinary practices to include alternative medicine is directly related to consumer preferences for natural, nonintrusive, and often more affordable wellness solutions,” said PetLife President, Geoffrey Broderick, Jr. “This phenomenon is growing across the globe and current statistics of holistic health adoption are much higher than what is being reported since many veterinarians may not register themselves as offering holistic approaches as part of their practice, simply because they don’t have the time or may not participate in a particular association.” For example, the American Holistic Veterinary Medical Association has approximately 1,000 members in the U.S., yet this growing organization comprises less than one percent of those veterinarians whom currently offer holistic approaches.

Holistic medicine is attractive to pet owners for the same reasons they are attracted to it themselves: It focuses on preventative treatments and the mental and emotional wellbeing of the patient in order to maximize healing. For both humans and animals, holistic approaches may include treatments such as herbal remedies, acupuncture, chiropractic care and massage, homeopathy, and nutrition.

According to a Kroger Co. 2011 survey:

●	61 percent of pet owners admit they would spend between $100 and $1,000 for life-saving medical treatment.

●	15 percent would pay between $1,000 and $3,000.

●	10 percent said they would pay $3,000 or more if necessary.

“The availability of veterinarians that offer holistic health approaches is not meeting the demand from pet owners,” added Dr. Geoffrey Broderick, Chairman of the Product Advisory Board at PetLife. “Traditional health approaches are generally unaffordable for most pet owners, as well as undesirable due to the inherent side effects. Companies like PetLife are striving to fill this gap in the pet care industry by developing and making available nutraceuticals, drugs, supplements, and pet foods that are affordable, non-invasive, eco-friendly, and holistic in nature. Of course, the ultimate goal of natural products is to prolong pets’ lives in the first place and prevent cancer and other diseases prevalent in companion animals.”

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012. PetLife’s mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology—with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Forward looking statement:

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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